UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2018

SCOTT’S LIQUID GOLD-INC.

(Exact name of Registrant as specified in its charter)

Colorado	001-13458	84-0920811
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4880 Havana Street, Denver, CO	80239
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 373-4860

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The Separation Agreement, Indemnification Agreement and Non-Disclosure, Non-Compete and Development Assignment Agreement described in Item 5.02 below are incorporated in this Item 1.01 by reference.

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Mr. Levine

On April 27, 2018, Barry J. Levine announced that, beginning June 1, 2018 (the “Termination Date”) he will no longer serve as Treasurer, Chief Financial Officer and Chief Operating Officer of Scott’s Liquid Gold-Inc. (the “Company”). In connection therewith, the Company and Mr. Levine entered into a Separation Agreement, Waiver and Release (the “Separation Agreement”), pursuant to which the Company will pay Mr. Levine severance equal to nine months of current base pay, less applicable taxes and withholdings.  The Separation Agreement includes a general release of claims against the Company and a prohibition on Mr. Levine’s ability to compete with the Company or solicit the Company’s employees, suppliers or customers for a period of one year following the Termination Date.

Appointment of Mr. Paprzycki

Kevin A. Paprzycki, age 47, has been appointed to serve as the Chief Financial Officer of the Company beginning on June 4, 2018.

Prior to joining the Company, Mr. Paprzycki served in several roles for Westmoreland Coal Company (“Westmoreland”) from 2006 to 2017.  From 2015 to 2017, he served as President and Chief Executive Officer of Westmoreland and its subsidiary, Westmoreland Resource Partners, LP. Prior to that Mr. Paprzycki served as the Chief Financial Officer of Westmoreland from April 2008 to December 2015. Mr. Paprzycki became a certified public accountant in 1994 and a certified financial manager and certified management accountant in 2004.

Mr. Paprzycki’s initial compensation will consist of an annual base salary of $275,000, an auto allowance of $650 monthly, participation in those Company-sponsored benefits that are available to all Company executive officers, and a potential cash bonus of up to $100,000, prorated for 2018.  The Company also agreed to grant Mr. Paprzycki an option to purchase 50,000 shares of the Company’s common stock, which will be issued pursuant to the Company's 2015 Equity and Incentive Plan and vest in equal monthly installments over four years.

The Company entered into an Indemnification Agreement (the “Indemnification Agreement”) and a Non-Disclosure, Non-Compete and Development Assignment Agreement (the “NNDAA”) with Mr. Paprzycki.  The Indemnification Agreement, which is in substantially the same form as indemnification agreements with directors and other executive officers of the Company, provides for indemnification and advancement of expenses to the full extent permitted by law in connection with any proceeding in which Mr. Paprzycki is made a party because he is or was an executive officer of the Company.  The NNDAA requires Mr. Paprzycki to maintain Company information in confidence, assign inventions to the Company and not compete with the Company or solicit the Company’s employees, suppliers or customers for a period of one year following the termination of his employment with the Company.  In consideration for the restrictions imposed by the NNDAA, the Company is required to pay Mr. Paprzycki severance in an amount equal to one month’s base salary for each year served, up to a maximum of six months, following the termination of his employment with the Company.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Exhibit Description
10.1	Separation Agreement, Waiver and Release, dated April 27, 2018, between the Company and Barry Levine
10.2	Non-Disclosure, Non-Compete and Development Assignment Agreement, dated May 2, between the Company and Kevin Paprzycki

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOTT’S LIQUID GOLD-INC., a Colorado corporation

Dated: May 3, 2018	By: /s/ Mark E. Goldstein Mark E. Goldstein President and Chief Executive Officer